EXHIBIT 10 (f)

SECOND AMENDMENT TO AGENCY AGREEMENT
AND FORBEARANCE AGREEMENT

The present agreement (the “Agreement”) is made effective as of the 1st day of February, 2002, by and between

Lonati SpA (successor to Lonati Srl), a corporation established and organized under the laws of the Italian Republic, having its legal address in Italy, 25123 Brescia, Via San Polo 11, fiscal code nr. 01469680175 and registered nr. 02096730961, represented by its legal representative Mr. Ettore Lonati (hereinafter “Lonati”)

party of the first part

and

Speizman Industries, Inc., a corporation established and organized under the laws of the State of Delaware (“Speizman”), having its legal address and principal office at 701 Griffith Road, Charlotte, North Carolina 28217, represented by its legal representative and executive officer Mr. Robert S. Speizman;

Speizman Yarn Equipment, Inc., a corporation established and organized under the laws of the State of South Carolina, having its legal address and principal office at 701 Griffith Road, Charlotte, North Carolina 28217, represented by its legal representative and executive officer Mr. Robert S. Speizman;

Wink Davis Equipment Co., Inc., a corporation established and organized under the laws of the State of Georgia, having its legal address and principal office at 4938 S. Atlanta Road, Suite 800 & 900, Smyrna, Georgia 30080, represented by its legal representative and executive officer Mr. Robert S. Speizman;

Todd Motion Controls, Inc., a corporation established and organized under the laws of the State of North Carolina, having its legal address and principal office at 701 Griffith Road, Charlotte, North Carolina 28217, represented by its legal representative and executive officer Mr. Robert S. Speizman;

parties of the second part.

Speizman Yarn Equipment, Inc., Todd Motion Controls, Inc. and Wink Davis Equipment Co., Inc. are collectively referred to in this Agreement as the “Guarantors”.  Speizman and the Guarantors are collectively referred to in this Agreement as the “Obligors”.

Preliminary Statement:

  On January 2nd, 1992, Lonati and Speizman entered a certain Agency Agreement, partially modified and amended by the First Amendment executed on May 3rd, 2001 and other agreements (hereinafter in its entirety as the “Original Agreement”), in order to appoint Speizman as Lonati’s exclusive agent in the U.S.A. and Canada for the sale of Lonati’s sock circular knitting machines and spare parts, including pantyhose machines in the sole territory of Canada (hereinafter the “Products”).

  In connection with the extension of credit by Lonati to Speizman for the purchase of Products (as defined in the Original Agreement) pursuant to the Original Agreement,

Speizman executed and delivered a Security Agreement dated May 3, 2001 (the “Speizman Security Agreement”) together with UCC Financing Statements and the undersigned Guarantors, each of which is a subsidiary of Speizman, executed and delivered a Security Agreement dated May 3, 2001 (the “Subsidiary Security Agreement”) together with UCC Financing Statements and a Limited Nonrecourse Security Guaranty of Payment Agreement dated May 3, 2001 (the “Guaranty”) (the Original Agreement, the Speizman Security Agreement, the Subsidiary Security Agreement, the Guaranty, the UCC Financing Statements, together with all other documents evidencing or securing the extension of credit by Lonati to Speizman pursuant to the Original Agreement, or being executed in connection therewith, being collectively referred to as the “Credit Documents”).

  During the performance of the Original Agreement, Speizman defaulted on its contractual obligations to pay Lonati for ordered products.

  Presently, Speizman owes Lonati USD 4,223,591.00 (Four Million Two Hundred Twenty-Three Thousand Five Hundred Ninety-One and 00/100 U.S. Dollars) net of the amount of money that Lonati owes to Speizman.

  The Parties wish to enter this Agreement for the purpose of confirming and agreeing on terns and conditions of payment of both the outstanding and subsequent trade debts incurred by Speizman as well as the supplements and modifications to the Original Agreement as set forth herein.

Now therefore, in consideration of the premises and the mutual promises and covenants set forth herein, the Parties hereby agree as follows.

Agreement:

1.          Premises

The above stated premises are an integral part of this Agreement.

2.          Outstanding debt

2.1       Subject to the terms, conditions and understandings contained in this Agreement, and for so long as there does not exist an “Event of Default” under the terms of this Agreement (as hereinafter defined), Lonati hereby agrees to refrain and forbear temporarily from exercising and enforcing any of its remedies under the Credit Documents with respect tot he outstanding debt of Speizman to Lonati in the amount of USD 4,223,591.00 (Four Million Two Hundred Twenty-Three Thousand Five Hundred Ninety-One and 00/100 U.S. Dollars) (the “Liabilities”) for a period of twenty-four (24) months, commencing February 1st, 2002, and ending on, and including January 30, 2004 (the “Forbearance Period”).  Lonati shall have no obligation to refrain and forbear from exercising or enforcing any of its rights or remedies during the Forbearance Period or at any time thereafter upon the occurrence and during the continuance of an Event of Default.  The Obligors each acknowledge and agree that this Agreement applies to and governs only the Liabilities in the present amount of USD 4,223,591.00 (Four Million Two Hundred Twenty-Three Thousand Five Hundred Ninety-One and 00/100 U.S. Dollars) representing the unpaid purchase price of Products purchased by Speizman Industries from Lonati on credit pursuant to the Original Agreement, and interest thereon as provided in the Original Agreement, and the obligation of the Guarantors with respect thereto under the Credit Documents to which such Guarantors are parties, and does not apply to or govern any other obligations, liability, or indebtedness of any or all of the Obligors or any other person to Lonati.  Speizman and Lonati further acknowledge and agree that the Liabilities in the present amount of USD 4,223,591.00  is net of, and calculated after credit for, the sum of USD 952,547.30 (Nine Hundred Fifty-Two Thousand Five Hundred Forty-Seven and 30/100 U.S. Dollars) which was owed by Lonati to Speizman (the “Credited Amount”) and which has been paid and satisfied in full by setting off such amount against the amounts owed by Speizman to Lonati under the Credit Documents.  Speizman and the other Obligors acknowledge and agree that after crediting the Credited Amount against the indebtedness of Speizman under the Credit Documents, there remains outstanding and payable by Speizman to Lonati the indebtedness comprising the Liabilities in the amount of USD 4,223,591.00.

2.2             Speizman shall pay interest to Lonati on the outstanding balance of the Liabilities at the rate of six percent (6%) per annum until the Liabilities are paid in full, in quarterly payments, with the first payment due on September 1st, 2002, the second quarterly payment due on December 1, 2002 and subsequent quarterly payments of all accrued and unpaid interest due on March 1, June 1, September 1 and December 1 of each calendar year thereafter until the Liabilities are paid in full.

2.3            Speizman shall repay the USD 4,223,591.00 (Four Million Two Hundred Twenty-Three Thousand Five Hundred Ninety-One and 00/100 U.S. Dollars) outstanding Liabilities owed to Lonati in twenty-four (24) equal monthly payments of principal in the amount of USD 175,982.96 each, commencing March 1, 2004 and continuing on the first day of each month thereafter through and including February 1, 2006, with six percent (6%) rate interest per annum on the unpaid balance.

2.4       All payments of principal and interest on the Liabilities shall be made in lawful money of the United States of America.

2.5       The Speizman Security Agreement, the Subsidiary Security Agreement and the Guaranty are hereby amended so that henceforth all references to the Agency Agreement in the Speizman Security Agreement, the Subsidiary Security Agreement and the Guaranty shall mean and refer to the Original Agreement as amended by this Agreement, together with any subsequent amendments thereto, and all references in such Credit Documents to “Financial Accommodations” or other extensions of credit pursuant to the Agency Agreement shall mean and refer to the Liabilities (as defined herein) and to any other sums now or hereafter due and owing by Speizman to Lonati pursuant to the Original Agreement as amended hereby, together with any subsequent amendments thereto.

2.6       In order to induce Lonati to enter into this Agreement, each of the Obligors jointly and severally, for itself and for its successors, and assigns, hereby acknowledges, represents, warrants and agrees as follows:

                        a.            The unpaid balance of the Liabilities as of February 27, 2002 is USD 4,223,591.00 (Four Million Two Hundred Twenty-Three Thousand Five Hundred Ninety-One and 00/100 U.S. Dollars), after setoff of Speizman’s credit against Lonati in the amount of the Credited Amount (as defined above).

                        b.            Speizman and each Guarantor has full power and authority to enter into this Agreement and to incur and perform all obligations and covenants contained herein, all of which have been duly authorized by all proper and necessary corporate action.  No consent or approval of shareholders of, or lenders to, Speizman or any Guarantor and no consent, approval, filing, or registration with or notice to any governmental authority is required as condition to the validity of this Agreement or the performance of any of any Obligor’s obligations hereunder.

                        c.            Each of the Obligors is in default under and with respect to the Liabilities for failure to pay the Liabilities when and as due.  Each of the Obligors acknowledges and agrees that the defaults under the Original Agreement and under the Credit Documents constitute material defaults under the Original Agreement and under the Credit Documents and that such defaults have not been, are not hereby, and shall not be deemed, waived by Lonati, expressly, impliedly, through course of conduct, or otherwise.  The agreement of Lonati to refrain and forbear from exercising any rights and remedies by reason of any existing default or any future default shall not constitute a waiver of, consent to, or condoning of, any existing or future default.

                        d.            All understandings, representations, warranties, and recitals contained or expressed I this Agreement are true, accurate and complete and correct in all respects; and no such understanding, representation, warranty, or recital fails or omits to state or otherwise disclose any material fact or information necessary to prevent such understanding, representation, warranty, or recital from being misleading.

                        e.            The Original Agreement as modified by this Agreement and each of the other Credit Documents continues in full force and effect notwithstanding the execution and delivery of this Agreement.  Each of the Obligors hereby reissues, ratifies, and confirms the enforceability and validity of all Credit Documents to which it is a party and agrees that this Agreement and each of the Credit Documents constitute the legal, valid, and binding obligations of such Obligor to the extent such Obligor is party thereto, enforceable in accordance with their respective terms.  In addition, each of the Obligors acknowledges and agrees that neither the execution and delivery of this Agreement nor any of the terms, provisions, covenants, or agreements contained in this Agreement shall in any manner release, impair, lessen, modify, waive, or otherwise affect the liability and obligations of such Obligor under the terms of the Credit Documents.  Without limiting the generality of the foregoing, each of the Guarantors join in the execution of this Agreement as evidence of their knowledge of the provisions hereof and their consent to the modifications herein made.  The Guarantors do hereby confirm, ratify and reaffirm their obligations contained in the Guaranty as amended hereby and do further confirm that they have no right of set-off, counterclaim or defense to the obligations contained in such Guaranty as amended hereby.

3.          Further trade debts

3.1            Speizman shall pay all future spare part orders on and after the date of this Agreement by irrevocable and confirmed Letter of Credit net ninety (90) days from the date of the invoice.

3.2            Furthermore, on and after the date of this Agreement, Speizman shall pay for new machine orders comprising Products on the following payment terms:  ten percent (10%) of the purchase price by down-payment in cash at the order confirmation and the remaining ninety percent (90%) of the purchase price against ninety (90) days irrevocable and confirmed Letter of Credit .

3.3       The effectiveness of each purchase order is conditioned upon the correct and full payment and performance of the aforementioned ten percent (10%) down-payment.

3.4       Each irrevocable Letter of Credit shall be issued at least 7 days prior to the shipment date and shall be payable at 90 (ninety) days from the invoice issued by Lonati for the Products.  With respect to purchases after the date of this Agreement, Speizman shall pay for Products in United States Dollars and all letters of credit issued with respect to such purchases shall be payable in United States Dollars.  All letters of credit must be irrevocable when issued and must be issued and confirmed by a bank satisfactory to Lonati.  Other terms of the letters of credit must be satisfactory to Lonati.

3.5       The terms of payment set forth in this Section 3 shall apply to all purchases by Speizman of Products (as defined in the Original Agreement), including spare parts and new machines, made after the date of this Agreement and shall supersede and replace the terms of payment set forth in Subparagraph D.6(2) through (4) of the Original Agreement with respect to such purchases after the ate of this Agreement.

Spare part orders that are less than USD 50,000 (Fifty Thousand and 00/100 US Dollars) in value shall be paid by wire transfer upon Lonati’s notice that the goods are ready to be shipped.

4.          Default and termination

4.1       The occurrence of any of the following events (an “Event of Default”) shall constitute a default under the Original Agreement, as amended by this Agreement; under this Agreement and under each Credit Document:

(a)            Speizman shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest or principal on the Liabilities and such default shall continue unremedied for ten (10) days after written notice of such default; or any Obligor shall default upon any other indebtedness owed by any Obligor to Lonati, and such default shall continue unremedied for ten (10) days after written notice of such default.

(b)            Speizman or any other Obligor shall default in the performance or observance of any term, covenant, condition or agreement contained in the Original Agreement, as amended by this Agreement, or of this Agreement, or any other Credit Document and such default shall continue for a period of thirty (30) days after written notice thereof has been given to the defaulting Obligor by Lonati.

(c)        Any representation or warranty made by any Obligor under the Original Agreement or this Agreement or any Credit Document or any amendment hereto or thereto, shall at any time prove to have been incorrect or misleading in any material respect when made or deemed made.

(d)            Speizman shall default in the payment in the payment or performance of its existing credit facility with SouthTrust Bank, N.A. (apart from the continuation during any agreed-upon forbearance period of any existing default which is the subject of a binding forbearance agreement by SouthTrust Bank, N.A.).

(e)             Speizman or any of its subsidiaries shall default in the payment of any indebtedness for borrowed money, the aggregate outstanding amount of which indebtedness is in excess of $1,000,000 beyond the period of grace if any, provided in the instrument or agreement under which such indebtedness was created.

(f)            Speizman shall fail to obtain refinancing of the existing credit facility from SouthTrust Bank, N.A. or other banks upon maturity of such facility (by acceleration upon default or otherwise) in the principal amount of at least USD 12,000,000.00 (Twelve Million US Dollars) and for a term extending beyond July 31, 2003.

(g)            Speizman or any Guarantor or any subsidiary of Speizman shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

(h)        A case or other proceeding shall be commenced against Speizman or any Guarantor or any subsidiary of Speizman in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for Speizman or any Guarantor or any subsidiary of Speizman or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

(i)         A judgment or order for the payment of money which causes the aggregate amount of all such judgments (to the extent not fully covered by insurance) to exceed $1,000,000 shall be entered against Speizman or any of its subsidiaries or any Guarantor by any court and such judgment or order shall continue without discharge or stay for a period of sixty (60) days.

(j)         Any Credit Document or any provision thereof shall cease to be in full force and effect, or any Obligor shall deny or disaffirm such Obligor’s obligations under the Credit Document.

4.2            Immediately upon the occurrence of any Event of Default, (i) the obligations, agreements, and commitments of Lonati set forth in this Agreement shall immediately and automatically terminate and be of no further force or effect without further notice to or consent of any of the Obligors, (ii) Lonati shall have the right to terminate the Original Agreement, as amended hereby, and all of Speizman’s rights and agency thereunder, (iii) Lonati shall have the right to declare the principal of and interest on the Liabilities at the time outstanding, and all other amounts owed to Lonati under this Agreement, the Original Agreement or any of the Credit Documents, to be immediately due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived and (iv) Lonati shall have the right to exercise and enforce any and all rights and remedies available to Lonati under this Agreement, under any and all documents executed and delivered in connection with this Agreement, under the Original Agreement and under any and all Credit Documents, and under applicable laws to the same extent as though no forbearance had been agreed to by Lonati as provided in this Agreement, without regard to any notice or cure period contained in any of the foregoing or otherwise available under applicable laws.  Al rights and remedies available to Lonati under this Agreement, the Original Agreement and the Credit Documents, and under any documents executed and delivered in connection therewith, under any and all of the Credit Documents, and under applicable laws, may be asserted, enforced, and exercised concurrently, cumulatively, or successively from time to time and at any time until such time a all of the Liabilities have been indefeasibly paid in full.

5.         Direct Sales

Paragraph 6. of the Original Agreement entitled “Compensation” is hereby partially amended by modifying paragraph 6.B as follows:

“B.  All machines and spare parts manufactured by Lonati for sale in the territory, which are the subject matter of the Original Agreement, will be sold to Speizman only and not directly to any customers.

Lonati, as designated by Speizman, agree to accept certain sales of the above mentioned machines and spare parts on a direct basis with customers.

In case of direct sales, Lonati will pay commission based upon an agreed upon margin as derived by market conditions, selling price and related costs, to Speizman on the net value of each invoice for such sales.

The aforementioned agreed upon commission is to be accrued to Speizman to the extent that payment concerning the direct sale has been received by Lonati.  Moreover, said commission will be credited to Speizman from time to time by deducting it from Lonati’s invoices issued upon Speizman’s spare parts purchase orders.”

6.            Exclusive agency

6.1       The Parties agree that Speizman will be Lonati’s exclusive agent in U.S.A. and Canada for the sale of the Products through and including February 1, 2006, unless the early termination of the Original Agreement and/or of this Agreement occurs.

7.          Reference currency

All transactions relating to this Agreement and Original Agreement will be in U.S. Dollars.

8.          Governing law and Exclusive Forum for disputes

8.1       This Agreement shall be governed and construed in all respects in accordance with the Laws of the Republic of Italy.  Any reference to local uses or customs is merely indicative.

8.2       The Parties agree that the exclusive competent Forum to resolve any dispute that could arise between the Parties in terms of interpretation, execution and performance of this Agreement or  otherwise directly or indirectly pertaining to this Agreement or the Original Agreement, will be the Court of Brescia (Italy).  However, Lonati shall have the further right to file any legal proceeding against Speizman and any Guarantor before any court of competent jurisdiction, State or Federal, in the State of North Carolina and South Carolina.

9.            Novation

The Parties recognize and agree that the termination of the Original Agreement pursuant to this Agreement is to occur solely according to paragraphs 4, 5, 6, 7 and 8 above.  This Agreement shall not constitute a novation of the Original Agreement which shall remain in full force and effect except as expressly amended today.

10.       Final clause

10.1     Should any provisions of this Agreement be or become invalid, illegal or unenforceable under applicable law, the other provisions of this Agreement shall not be affected and, to the extent permissible under applicable law, the Parties shall use their best efforts to modify said invalid, illegal, or unenforceable provisions so as to comply with such laws.

10.2     Except as modified by this Agreement and provided by paragraph 4 above, the Original Agreement with its subsequent amendments shall remain in full force and effect and is hereby ratified and confirmed.

Lonati SpA	Speizman Industries, Inc.

By: /s/ Ettore Lonati Name: Ettore Lonati Title: President	By: /s/ Robert S. Speizman Name: Robert S. Speizman Title: President

Speizman Yarn Equipment, Inc. By: /s/ Robert S. Speizman Name: Robert S. Speizman Title: President

Wink Davis Equipment Co., Inc. By: /s/ John C. Angelella Name: John C. Angelella Title: Vice President

Todd Motion Controls, Inc. By: /s/ Robert S. Speizman Name: Robert S. Speizman Title: President

Brescia, (date) 09-05-02	Charlotte, (date) May 10, 2002

Specific Acceptance

Speizman declare to accept specifically, pursuant to articles 1341 and 1342 of the Italian Civil Code, the following clauses as described above:  4.  default and termination; 6.  exclusive agency; 8. governing law and exclusive forum for disputes; 9. novation.

Speizman Industries, Inc.

By:   /s/ Robert S. Speizman
Name:  Robert S. Speizman
Title:    President

Speizman Yarn Equipment, Inc.

By:   /s/ Robert S. Speizman
Name:  Robert S. Speizman
Title:    President

Wink Davis Equipment Co., Inc.

By: /s/ John C. Angelella
Name:  John C. Angelella
Title:    Vice President

Todd Motion Controls, Inc.

By: /s/ Robert S. Speizman
Name:  Robert S. Speizman
Title:    President

Charlotte (date) May 10, 2002